UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/21/2006

Wegener Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-11003

Delaware	81-0371341
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11350 Technology Circle
Duluth, Georgia 30136-1528
(Address of principal executive offices, including zip code)

770-623-0096
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 7.01.    Regulation FD Disclosure

On February 21, 2006, Henry Partners, L.P. and Matthew Partners, L.P. (collectively, "Plaintiffs") filed a complaint in the Court of Chancery in the State of Delaware in and for New Castle County (the "Complaint") against Wegener Corporation (the "Company") and seven of its directors, Robert A. Placek, Wendell H. Bailey, Phylis A. Eagle-Oldson, C. Troy Woodbury, Jr., Joe K. Parks, Thomas G. Elliot and Ned L. Mountain. In the Complaint, Plaintiffs allege that these directors breached their fiduciary duties in connection with the February 3, 2006 expansion of the size of the Company's board of directors by two seats and the appointment to those two seats of Messrs. Placek and Bailey, who had not been reelected to the board by the Company's stockholders at the Company's 2006 annual meeting. In the Complaint, Plaintiffs seek an order invalidating the expansion of the board, invalidating the appointment of Messrs. Placek and Bailey to the board, and permanently enjoining the seven directors, or anyone acting on their behalf, from altering the size of the Company's board of directors or reappointing Messrs. Placek and Bailey to the board. Plaintiffs further seek a declaration that the seven directors breached their fiduciary duties of loyalty, care and good faith, and that Messrs. Placek and Bailey aided and abetted the alleged breaches by the other directors. Plaintiffs also seek an award for damages, including the costs incurred by Plaintiffs in connection with their recent proxy contest, and the costs and expenses, including attorneys' fees, associated with this action.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wegener Corporation

Date: February 23, 2006	By:	/s/ /s/ C. Troy Woodbury, Jr.
C. Troy Woodbury, Jr.
Treasurer and Chief Financial Officer